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                                                                    EXHIBIT 99.1

                                ENERGYSOUTH, INC.
                                 P. O. BOX 2607
                                MOBILE, AL 36652

DATE:  July 25, 2003                               CONTACT:  Charles P. Huffman

RELEASE:  Immediately                              PHONE:  251-476-2720



ENERGYSOUTH, INC. REPORTS FISCAL 2003 THIRD QUARTER EARNINGS AND ANNOUNCES DECLARATION OF DIVIDEND

The Board of Directors of EnergySouth, Inc., at a meeting held July 25, 2003, declared a quarterly dividend on outstanding Common Stock of $0.285 per share, to be paid October 1, 2003 to holders of record as of September 15, 2003.

Net income for EnergySouth, Inc. for the quarter ended June 30, 2003 was $986,000, or $0.19 per share, as compared to net income for the quarter ended June 30, 2002 of $904,000, or $0.18 per share. Net income for the nine months ended June 30, 2003 was $9,919,000, or $1.94 per share, compared to net income of $9,355,000, or $1.85 per share, for the nine months ended June 30, 2002. Earnings were positively affected by storage operations at the Company's Bay Gas subsidiary and improved results from merchandising operations. These increases were offset by a slight decline in earnings from the Company's natural gas distribution operations.

Bay Gas' earnings increased $0.03 and $0.06 per share, respectively, for the three and nine months ended June 30, 2003, partially due to additional storage revenues associated with the commencement of operations of a second storage cavern in April 2003. Additional storage revenues for the current-year three-month period were partially offset by a slight decrease in transportation revenues, and in revenues recognized in connection with an option agreement which expired in May 2003. Earnings for the nine months ended June 30, 2003 were also positively impacted by new short-term storage agreements in which available storage capacity was leased to customers on a day-to-day basis. Increased revenues during the current-year three- and nine-month periods were partially offset by increased operations and maintenance expenses due to the expansion of Bay Gas' operations, and an increase in depreciation expense and property taxes related to additional Bay Gas plant placed in service.

Earnings from Mobile Gas' distribution business decreased approximately $0.03 and $0.01 per share, respectively, for the three and nine months ended June 30, 2003. A rate adjustment which was effective December 1, 2002 under the Rate Stabilization and Equalization ratemaking methodology now in effect for Mobile Gas contributed to an increase in margins, defined as revenue less cost of gas and related gross receipts taxes, for the current year periods. Increased margins from the rate increase were partially offset by a slight decline in usage from residential general customers during the three- and nine-month periods. Offsetting the positive impact from margins for the three and nine months ended June 30, 2003 was an increase in depreciation expense due to additional distribution plant placed in service, increased operations and maintenance expense at Mobile Gas and an increase in interest expense related to long-term debt issued by Mobile Gas in August 2002.


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Earnings from other business operations which includes merchandise sales, service, and financing, increased $0.01 and $0.04, respectively, for the three and nine-month periods ended June 30, 2003. The prior year periods included losses associated with the exit from the natural gas generator sales business and the closing of a retail specialty store.

EnergySouth, Inc. is the holding company for a family of energy businesses. Mobile Gas purchases, sells, and transports natural gas to approximately 100,000 residential, commercial, and industrial customers in Mobile, Alabama and surrounding areas. The company also provides merchandise sales, service, and financing. MGS Storage Services is the general partner of Bay Gas Storage Company, a limited partnership that provides underground storage and delivery of natural gas for Mobile Gas and other customers. MGS Marketing Services provides gas acquisition services for utilities and industrial customers. EnergySouth Services engages in contract and consulting work for other utilities and industrial customers. Southern Gas Transmission is engaged in the intrastate transportation of natural gas.



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                                ENERGYSOUTH, INC.
                                FINANCIAL RESULTS
                      (in thousands, except per share data)


THREE MONTHS ENDED JUNE 30,                            2003               2002
                                                      -------            -------
Operating Revenues                                    $20,583            $16,434
Operating Expenses                                    $16,747            $13,649
Net Income                                            $   986            $   904

Basic Earnings Per Common Share                       $  0.19            $  0.18

Diluted Earnings Per Common Share                     $  0.19            $  0.18

NINE MONTHS ENDED JUNE 30,                             2003               2002
                                                      -------            -------
Operating Revenues                                    $81,894            $71,863
Operating Expenses                                    $60,358            $52,283
Net Income                                            $ 9,919            $ 9,355

Basic Earnings Per Common Share                       $  1.96            $  1.88

Diluted Earnings Per Common Share                     $  1.94            $  1.85



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